                                                                Exhibit 2.3

                        EXTENSION AGREEMENT PURSUANT TO
                              SECTION 11.1 (b) OF
                       PURCHASE AND ASSUMPTION AGREEMENT


        THIS EXTENSION AGREEMENT (the "Extension Agreement") made as of this 19th day of August 1996, by and among FWB Bank, a commercial bank chartered under the laws of the State of Maryland, with its main office at 1800 Rockville Pike, Rockville, Maryland, ("BUYER"); FWB Bancorporation, a Maryland corporation and the registered bank holding company of BUYER, with its principal place of business at the same address as BUYER ("BANCORP"); First Commonwealth Savings Bank FSB, a federal savings bank chartered under the laws of the United States, with its main office at 301 South Washington Street, Alexandria, Virginia ("SELLER"); and First Commonwealth Financial Corp, a Virginia corporation and registered savings and loan holding company of the SELLER, with its principal place of business located at 12105 Greenleaf Avenue, Potomac, Maryland ("FCFC").

                                    RECITALS

        WHEREAS, BANCORP, BUYER, SELLER AND FCFC entered into a Purchase and Assumption Agreement dated as of April 10, 1996, and amended as of July 1, 1996, (as amended, the "Agreement") pursuant to which BUYER would assume certain deposits and other liabilities associated with the main office of SELLER (the "Branch") and BANCORP and BUYER would acquire certain assets of SELLER, subject to terms and conditions set forth therein;

        WHEREAS, Section 11.1 (b) of the Agreement provides that the Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for breach of any duty or obligation arising prior to the date of termination, upon the failure to consummate the transaction on or before September 1, 1996 (the "Closing Deadline"), unless such Closing Deadline is extended in a writing agreed to by the parties;

        WHEREAS, Consummation of the Agreement is subject to receipt of approvals and other requirements under State and Federal law and regulation, all of which have not yet been satisfied; and

        WHEREAS, the parties to the Agreement desire to extend the Drop Dead Date to provide more time for the satisfaction of such requirements.

        NOW THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

I. The Closing Deadline is hereby extended to be September 16, 1996, pursuant to Section 11.1 (b) of the Agreement.

II. All defined terms shall have the meanings provided in the Agreement except as otherwise defined herein. This Extension Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

        In WITNESS WHEREOF, the parties hereto have duly authorized and executed this Extension Agreement as of the date first above written.

ATTEST                                  FIRST COMMONWEALTH SAVINGS BANK FSB

    /s/ G.A. Murray                     By:  /s/ Robert N. Kemp. Jr.
    -----------------------------          ---------------------------

    Senior Vice President               Title:  President and Chief Executive
                                        Officer

                                  -Continued-

                       EXTENSION AGREEMENT PURSUANT TO
                              SECTION 11.1 (b) OF
                       PURCHASE AND ASSUMPTION AGREEMENT
                                  -Continued-

WITNESS                              FIRST COMMONWEALTH FINANCIAL CORP

    /s/ Geraldine A. York            By:  /s/ John C. York, Jr.
    --------------------------           -------------------------------------

                                     Title:  Chairman of the Board


WITNESS                              FWB BANK

    /s/ Barbara L. Martinez          By:  /s/ Steven K. Colliatie
    ---------------------------          ------------------------------------

                                     Title:  President and Chief Executive
                                     Officer

WITNESS                              FWB BANCORPORATION

    /s/ Barbara L. Martinez          By:  /s/ Steven K. Colliatie
    ---------------------------         --------------------------------------
                                     Title:  President and Chief Executive
                                     Officer